================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A
        Amended to include financial statements under Item 7(a) and (b)


                                Current Report
                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 21, 2001





                         COLLINS & AIKMAN CORPORATION
             (Exact name of registrant as specified in its charter)




                                   DELAWARE
                (State or other jurisdiction of incorporation)



              1-10218                                 13-3489233
  (Commission File Number)                 (IRS Employer Identification No.)



                   5755 NEW KING COURT, TROY, MICHIGAN 48098
              ---------------------------------------------------
              (Address of principal executive offices) (Zip code)




                                 (248) 824-2500
             -----------------------------------------------------
             (Registrant's telephone number, including area code):




                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)



================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On September 21, 2001, Collins & Aikman Corporation (the "Company") completed the acquisition of Joan Automotive Industries, Inc. ("Joan Automotive") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 17, 2001 by and among the Company, Collins & Aikman Products Co. ("Products"), JAII Acquisition Co. ("JAII"), Elkin McCallum, Joan Fabrics Corporation and Joan Automotive, as amended. The Merger Agreement is attached hereto as Exhibit 2.1 and the First Amendment to the Merger Agreement is attached hereto as Exhibit 2.2. Pursuant to the Merger Agreement, JAII, a wholly-owned subsidiary of the Company merged with and into Joan Automotive, with Joan Automotive surviving. Upon consummation of the merger, Joan Automotive's name was changed to Collins & Aikman Fabrics, Inc. ("Collins & Aikman Fabrics").


     In addition, on September 21, 2001, Products completed the acquisition of substantially all of the assets and certain of the liabilities of Western Avenue Dyers, L.P. ("WAD") pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of August 17, 2001 by and among Products, WAD, Mr. McCallum, Kerry McCallum, Penny Richards and Tyng Textiles LLC, as amended. The Asset Purchase Agreement is attached hereto as Exhibit 2.3 and the First Amendment to the Asset Purchase Agreement is attached hereto as Exhibit 2.4.


     Collectively, Joan Automotive and WAD represent the Joan Automotive Group Companies.


     Following the consummation of the acquisition of Collins & Aikman Fabrics (Joan Automotive), the Company contributed all of the outstanding capital stock of Collins & Aikman Fabrics (Joan Automotive) to Products and, thereafter, Products contributed all of the acquired assets and the assumed liabilities from WAD to Collins & Aikman Fabrics (Joan Automotive).


     The aggregate consideration for the acquisitions consisted of $100.0 million in cash and 12.76 million shares of common stock of the Company.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                                                                                         PAGE
                                                                                        -----
Audited Combined Financial Statements of the Joan Automotive Group Companies as of
 and for the years ended June 30, 2001, July 1, 2000, and July 3, 1999 ..............   F-1


(b) PRO FORMA FINANCIAL INFORMATION

                                                                                        PAGE
                                                                                        ----
Pro Forma Unaudited Condensed Consolidated Financial Statements .....................   F-14


(c) EXHIBITS

EXHIBIT NO.     DESCRIPTION
-------------   --------------------------------------------------------------------------------
   2.1*         Agreement and Plan of Merger dated as of August 17, 2001 by and among Collins &
                Aikman Corporation, Collins & Aikman Products Co., JAII Acquisition Co., Elkin
                McCallum, Joan Fabrics Corporation and Joan Automotive Industries, Inc.

   2.2*         First Amendment to Agreement and Plan of Merger dated as of September 21, 2001.

   2.3*         Asset Purchase Agreement dated as of August 17, 2001 by and among Collins &
                Aikman Products Co., Western Avenue Dyers, L.P., Elkin McCallum, Kerry
                McCallum, Penny Richards and Tyng Textiles LLC.

   2.4*         First Amendment to Asset Purchase Agreement dated as of September 21, 2001.

  23.1          Consent of KPMG LLP.

  99.1*         Press Release of Collins & Aikman Corporation dated September 24, 2001.

* Previously filed.

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: October 10, 2001                      COLLINS & AIKMAN CORPORATION
                                            (Registrant)

                                            By: /s/ Ronald T. Lindsay
                                                -----------------------------
                                                Ronald T. Lindsay
                                                Senior Vice President
                                                General Counsel and Secretary

                          INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Joan Fabrics Corporation and Subsidiaries:


     We have audited the accompanying combined balance sheets of the Joan Automotive Group Companies as of June 30, 2001 and July 1, 2000 and the related combined statements of income, parent companies' net investment and cash flows for each of the years in the three year period ended June 30, 2001. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Joan Automotive Group Companies as of June 30, 2001 and July 1, 2000, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.



KPMG LLP

Boston, Massachusetts
August 31, 2001

                        JOAN AUTOMOTIVE GROUP COMPANIES
                            COMBINED BALANCE SHEETS
                        JUNE 30, 2001 AND JULY 1, 2000


                                                                   2001            2000
ASSETS                                                        -------------   -------------
Current assets:
 Cash .....................................................   $     2,600     $     3,400
 Trade receivables, less allowance for doubtful accounts of
   $656,308 in 2001 and $923,764 in 2000...................    22,988,880      32,282,368
 Inventories (note 5) .....................................    20,751,722      17,794,692
 Deferred taxes (note 8) ..................................     1,048,400              --
 Other current assets .....................................       602,947         456,370
                                                              -----------     -----------
   Total current assets ...................................    45,394,549      50,536,830
Property, plant and equipment, net (note 6) ...............    29,442,777      32,315,322
Other assets ..............................................         1,875              --
                                                              -----------     -----------
                                                              $74,839,201     $82,852,152
                                                              ===========     ===========
LIABILITIES AND PARENT COMPANIES' NET INVESTMENT
Current liabilities:
 Accounts payable .........................................   $11,232,047     $ 8,456,687
 Accrued expenses .........................................     1,345,452       3,623,615
                                                              -----------     -----------
   Total current liabilities ..............................    12,577,499      12,080,302
Deferred taxes (note 8) ...................................     4,664,400              --
Other liabilities .........................................       233,154         199,525
                                                              -----------     -----------
   Total liabilities ......................................    17,475,053      12,279,827
Parent Companies' Net Investment (notes 2 and 7) ..........    57,364,148      70,572,325
                                                              -----------     -----------
                                                              $74,839,201     $82,852,152
                                                              ===========     ===========










           See accompanying notes to combined financial statements.

                        JOAN AUTOMOTIVE GROUP COMPANIES
                         COMBINED STATEMENTS OF INCOME
        FISCAL YEARS ENDED JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


                                                       2001              2000              1999
                                                 ---------------   ---------------   ---------------
Net sales (note 4) ...........................    $149,600,695      $184,299,898      $189,965,023
Cost of sales (note 4) .......................     118,068,689       142,265,098       144,106,056
                                                  ------------      ------------      ------------
   Gross profit ..............................      31,532,006        42,034,800        45,858,967
Selling expenses .............................       2,174,898         3,512,950         3,776,608
General and administrative expenses ..........       2,148,411         2,170,515         2,276,659
                                                  ------------      ------------      ------------
   Income from operations ....................      27,208,697        36,351,335        39,805,700
Other expense (income):
 Interest expense ............................       3,515,000         4,147,000         4,590,000
 Other income, net ...........................        (166,286)         (204,094)         (109,671)
                                                  ------------      ------------      ------------
   Net income before income taxes ............      23,859,983        32,408,429        35,325,371
Income taxes (note 8) ........................       4,788,000                --                --
                                                  ------------      ------------      ------------
   NET INCOME ................................    $ 19,071,983      $ 32,408,429      $ 35,325,371
                                                  ============      ============      ============













            See accompanying notes to combined financial statements.

                        JOAN AUTOMOTIVE GROUP COMPANIES
            COMBINED STATEMENTS OF PARENT COMPANIES' NET INVESTMENT
        FISCAL YEARS ENDED JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


                                                                      TOTAL
                                                                 --------------
BALANCE AT JULY 3, 1998 .....................................    $ 82,941,866
 Net income .................................................      35,325,371
 Net intercompany activity ..................................     (45,928,658)
                                                                 ------------
BALANCE AT JULY 3, 1999 .....................................      72,338,579
 Net income .................................................      32,408,429
 Net intercompany activity ..................................     (34,174,683)
                                                                 ------------
BALANCE AT JULY 1, 2000 .....................................      70,572,325
 Net income .................................................      19,071,983
 Net intercompany activity ..................................     (32,280,160)
                                                                 ------------
BALANCE AT JUNE 30, 2001 ....................................    $ 57,364,148
                                                                 ============











           See accompanying notes to combined financial statements.

                        JOAN AUTOMOTIVE GROUP COMPANIES
                       COMBINED STATEMENTS OF CASH FLOWS
        FISCAL YEARS ENDED JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


                                                                  2001               2000              1999
                                                            ----------------   ----------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income .............................................     $ 19,071,983       $ 32,408,429       $ 35,325,371
 Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation .........................................        4,447,509          4,257,784          4,032,866
   Deferred taxes .......................................        3,616,000                 --                 --
   (Increase) decrease in trade receivables .............        9,293,488         (5,353,007)         8,960,308
   (Increase) decrease in inventories ...................       (2,957,030)         4,905,667          5,371,676
   Increase in other current assets .....................         (146,577)          (186,244)          (175,744)
   (Increase) decrease in other assets ..................           (1,875)            72,125             79,000
   Increase (decrease) in accounts payable and
    accrued expenses ....................................          497,197         (1,750,374)            18,178
   Increase in other liabilities ........................           33,629             30,948             27,313
                                                              ------------       ------------       ------------
      Net cash provided by operating activities .........       33,854,324         34,385,328         53,638,968
                                                              ------------       ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ...................................       (1,574,964)          (210,845)        (7,710,310)
                                                              ------------       ------------       ------------
      Net cash used in investing activities .............       (1,574,964)          (210,845)        (7,710,310)
                                                              ------------       ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in Parent Companies' net investment .............      (32,280,160)       (34,174,683)       (45,928,658)
                                                              ------------       ------------       ------------
      Net cash used in financing activities .............      (32,280,160)       (34,174,683)       (45,928,658)
                                                              ------------       ------------       ------------
Net decrease in cash ....................................             (800)              (200)                --
Cash at beginning of year ...............................            3,400              3,600              3,600
                                                              ------------       ------------       ------------
Cash at end of year .....................................     $      2,600       $      3,400       $      3,600
                                                              ============       ============       ============
 SUPPLEMENTAL INFORMATION:
    Amount paid for income taxes ........................     $  1,170,000                 --                 --
                                                              ============       ============       ============









            See accompanying notes to combined financial statements.

                        JOAN AUTOMOTIVE GROUP COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


(1) DESCRIPTION OF THE BUSINESS AND PRINCIPLES OF COMBINATION

     The combined financial statements of Joan Automotive Group Companies (the "Company") consists of the automotive business of Joan Fabrics Corporation ("JAI") and Western Avenue Dyers, L.P. ("WAD"). JAI and WAD are commonly controlled companies. The Company designs and manufactures woven velour and knitted upholstery fabrics for automotive interiors. The Company's customers are located primarily in the United States. All significant inter-company amounts have been eliminated in combination.

     On August 17, 2001, Joan Fabrics Corporation entered into an Agreement and Plan of Merger to sell its automotive business to Collins & Aikman Corporation ("C&A") in exchange for 12,760,000 shares of C&A common stock and their assumption of $55,000,000 of long-term debt (see note 7). Also on August 17, 2001, WAD entered into an Asset Purchase Agreement with C&A to sell its operating assets for $45,000,000 plus assumed operating liabilities. As part of the Agreement and Plan of Merger, Joan Fabrics Corporation and C&A have agreed to enter into several transition agreements related to manufacturing and general and administrative services that will be provided by Joan Fabrics Corporation to C&A subsequent to the closing.


(2) BASIS OF PRESENTATION

     The accompanying financial statements of the Company includes the historical combined financial position and results of operations of JAI and WAD.

     The Company was allocated approximately $4,168,000, $3,432,000, and $3,556,000 of costs in 2001, 2000 and 1999, respectively, related to a Joan Fabrics Corporation manufacturing operation in Hickory, North Carolina which is shared by its automotive and furniture fabric businesses. The allocated costs are included in cost of goods sold in the accompanying combined statements of income. Allocations of certain manufacturing expenses, which include rent, supplies, utilities, and other components of factory overhead, are allocated to the automotive business based on units of production. Management believes that such allocation methodologies are reasonable. The Company also has a dedicated automotive fabric manufacturing facility in Lowell, Massachusetts. Manufacturing costs related to the Lowell facility are included in the accompanying statements of income. These manufacturing facilities and related labor and other cost structures are not being acquired by C&A.

     The Company was allocated approximately $1,559,000, $1,341,000, and $1,274,000 of costs in 2001, 2000 and 1999, respectively, related to shared service administrative functions provided by Joan Fabrics Corporation. The allocated costs are included in general and administration expenses in the accompanying combined statements of income. Allocations of administrative shared services, which include accounting, information technology, billing and collections, human resources and engineering services were allocated based on a net revenue basis. Management believes that such allocation methodologies are reasonable. The expenses allocated to the Company for these services are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, independent entity and had otherwise managed these functions. Subsequent to the sale, C&A will be required to manage these functions and will be responsible for the expenses associated with the management of the businesses acquired.

     JAI's operations have been financed through its operating cash flows and debt financing of Joan Fabrics Corporation. WAD's operations have been financed through its operating cash flows and debt financing of Tyng Textiles LLC. See note 7 for the basis of allocation of interest expense. Joan Fabrics Corporation and Tyng Textiles LLC's net investment in the Company has been reflected as Parent Companies' Net Investment in the combined financial statements.

     The combined financial statements may not necessarily be representative of the financial position and results of operations that would have been attained if the Company operated as a separate independent entity.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) FISCAL YEAR

     The Company's fiscal year ends on the Saturday nearest to June 30 each year. The fiscal years ended June 30, 2001 and July 1, 2000 consisted of 52 weeks. The fiscal year ended and July 3, 1999 consisted of 53 weeks.

     (b) INVENTORIES

     Inventories are valued at the lower of cost or market (net realizable value) and consist of materials, labor and overhead. Cost is determined using the first-in, first-out method.

     (c) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the respective assets. Major renewals and betterments are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Amounts received on disposal less the book value of assets sold are charged or credited to income.

     (d) IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (e) REVENUE RECOGNITION

     Revenue is recognized when products are shipped to customers. Provision is made for estimated product returns, claims and allowances.

     (f) INCOME TAXES

     Joan Fabrics Corporation has elected Subchapter S Corporation status of the Internal Revenue Code, under which income and losses are reportable by the stockholder and not the corporation. Effective April 6, 2001, Joan Fabrics Corporation contributed the operating assets and liabilities of its automotive operations to its wholly-owed subsidiary, Joan Automotive Industries, Inc. which converted from an S Corporation to a C corporation effective January 1, 2001. Accordingly, during fiscal 1999 and 2000 and up through April 5, 2001, no federal income taxes are provided for in the accompanying statement of income.

     Subsequent to April 6, 2001, JAI accounted for income taxes under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured at enacted tax rates in effect for the years in which those temporary differences are expected to be settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     WAD is not subject to income taxes as the partners report their respective share of the taxable income or loss on their individual tax return.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (g) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of trade receivables, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

     (h) DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 was amended by SFAS 138 in June 2000. SFAS 133 and 138 requires that the Company record all derivatives on the balance sheet at fair value. The Company adopted these statements at the beginning of fiscal 2001. Since the Company does not have any derivative financial instruments and does not engage in hedging activities, the adoption of SFAS 133 and SFAS 138 had no impact on the combined financial statements.

     (i) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of June 30, 2001 and July 1, 2000 and the reported amounts of revenues and expenses for the three fiscal years then ended. Actual results may differ from those estimates.


(4) RELATED PARTY TRANSACTIONS

     Flat woven automotive fabrics sold by JAI are manufactured by Main Street Textiles L.P. ("MST), a member of Tyng Textiles LLC. During 2001, 2000 and 1999, JAI purchased this manufactured product from MST at a transfer price equal to 94% of JAI's selling price to its customer. The transfer price paid by JAI to MST was not necessarily indicative of the cost of this product line if the terms were at an arms length basis. JAI's total net sales and cost of sales related to this product were $16,037,165 and $15,074,935, respectively, for 2001; $14,282,291 and $13,425,354, respectively, for 2000; and $14,433,991 and
$13,567,952, respectively, for 1999. JAI had accounts payable to MST totaling $186,289 and $203,881 as of June 30, 2001 and July 1, 2000, respectively.

     During 2001, 2000, 1999, MST purchased manufactured yarns from WAD totaling approximately $11,642,249, $7,919,435 and $7,371,851. WAD had accounts receivable from MST totaling $616,692 and $719,624 as of June 30, 2001 and July 1, 2000.

     Mastercraft Fabrics LLC ("Mastercraft") is a wholly-owned subsidiary of Joan Fabrics Corporation. During 2001 and 2000, Mastercraft purchased manufactured yarns from WAD totaling approximately $1,622,282 and $1,105,119. Mastercraft had accounts payable to WAD totaling $149,964 and $134,747 as of June 30, 2001 and July 1, 2000, respectively.

     Joan Fabrics Corporation leases certain manufacturing and warehouse facilities from an entity in which its sole stockholder has an ownership interest. The leases have terms for up to 5 years with annual renewal thereafter. Rent expense associated with these leases totaled $1,986,652 in each of the fiscal years 2001, 2000 and 1999, of which $782,000, $653,000, and $677,000, respectively, have been allocated to the automotive business in the accompanying statements of income for fiscal 2001, 2000 and 1999. The allocation of lease expense related to these facilities is based on units of production and percentage of square footage used.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


(5) INVENTORIES

     Inventories at June 30, 2001 and July 1, 2000 consisted of the following:

                                              2001          2000
                                         ------------- -------------
   Raw materials and supplies ..........  $ 5,975,845   $ 5,669,079
   Work-in-process .....................    3,920,193     3,433,233
   Finished goods ......................   10,855,684     8,692,380
                                          -----------   -----------
                                          $20,751,722   $17,794,692
                                          ===========   ===========


(6) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at June 30, 2001 and July 1, 2000 consisted of the following:

                                                       2001          2000
                                                  ------------- -------------
   Land ...........................      --        $   400,000   $   400,000
   Buildings and improvements ..... 10-30 years      4,775,832     4,789,354
   Machinery and equipment ........ 6-12 years      60,379,175    59,006,786
   Furniture and fixtures ......... 5-9 years        1,133,354     1,081,937
   Construction in progress .......      --            373,180       208,500
                                                   -----------   -----------
                                                    67,061,541    65,486,577
   Less accumulated depreciation ..                 37,618,764    33,171,255
                                                   -----------   -----------
                                                   $29,442,777   $32,315,322
                                                   ===========   ===========

     Depreciation expense for the fiscal years ended June 30, 2001, July 1, 2000 and July 3, 1999 totaled approximately $4,448,000, $4,258,000 and
$4,033,000, respectively.


(7) LONG-TERM DEBT

     Joan Fabrics Corporation is party to a Credit Agreement (the "Joan Agreement") with several financial institutions to provide borrowings up to $425,000,000 which consists of (a) $120,000,000 term loan A, due in quarterly installments through June 2003 plus interest at Fleet National Bank's prime rate ("prime") plus 1.50% or LIBOR plus 2.50%, (b) $125,000,000 term loan B, due in quarterly installments through June 2005, plus interest at prime plus 2% or LIBOR plus 3%, (c) $65,000,000 term loan C due in quarterly installments through June 2006, plus interest at prime plus 2.50% or LIBOR plus 3.50%, and
(d) $115,000,000 working capital revolving line of credit due June 2003 with interest payable at prime plus 1.50% or LIBOR plus 2.50%. Borrowings under the Joan Agreement are secured by substantially all of the assets of Joan Fabrics Corporation and are personally guaranteed on a limited recourse basis by its owner.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


(7) LONG-TERM DEBT (CONTINUED)

     The balance of long-term debt outstanding under the Joan Fabrics Corporation credit facility is as follows:

                                                  2001           2000
                                             -------------- --------------
  Senior bank debt -- term loan A .......... $ 28,648,141   $ 48,571,808
  Senior bank debt -- term loan B ..........   78,285,946     86,683,280
  Senior bank debt -- term loan C ..........   40,490,708     44,907,234
  Revolving credit facility ................   65,000,000     56,000,000
                                             ------------   ------------
    Total long-term debt ................... $212,424,795   $236,162,322
                                             ============   ============


     Tyng Textiles LLC, Main Street Textiles, L.P., The Dutton Yarn Company, L.P., and WAD jointly and severally entered into a Credit Agreement, as amended, (the "Tyng Agreement") with Fleet National Bank which provides for borrowings up to $25,000,000 under a revolving credit, a term loan facility of $20,000,000 and a $19,000,000 line of credit to acquire new equipment. Borrowings under the revolving credit are based on eligible qualified accounts receivable and expires on June 30, 2003 and the term loans expire on June 30, 2004. Interest on outstanding borrowings under the Tyng Agreement are at the Bank's prime rate or, at the Company's option, LIBOR plus 1.50%. Borrowings under the Tyng Agreement are secured by substantially all assets of Tyng Textiles LLC, except for inventory.

     The balance of long-term debt outstanding under the Tyng Agreement is as follows:

                                                      2001           2000
                                                 -------------- --------------
   Term loan and equipment term notes ..........  $27,333,333    $26,500,000
   Revolving line of credit ....................   18,917,892     10,487,604
                                                  -----------    -----------
       Total long-term debt ....................  $46,251,225    $36,987,604
                                                  ===========    ===========

     JAI's operations have been financed through its operating cash and debt financing of Joan Fabrics Corporation. WAD's operations have been financed through its operating cash flows and debt financing of Tyng Textiles LLC. The accompanying combined statements of income includes an allocation of Joan Fabrics Corporation and Tyng Textiles interest expense based upon net assets employed. Management believes this methodology to be reasonable.


(8) INCOME TAXES

     Joan Fabrics Corporation has elected Subchapter S Corporation status of the Internal Revenue Code, under which income and losses are reportable by the stockholder and not the corporation. Effective April 6, 2001, Joan Fabrics Corporation contributed the operating assets and liabilities of its automotive operations to JAI which converted from an S Corporation to a C corporation. Accordingly, during fiscal 1999 and 2000 and up through April 5, 2001, no federal or state income taxes are provided for in the accompanying statements of income. WAD is not subject to income taxes as the partners report their respective share of the taxable income or loss on their individual tax return.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


(8) INCOME TAXES (CONTINUED)

     The following summarizes the components of income tax expense for the period from April 6, 2001 to June 30, 2001:

   Current:
    Federal ....................................................    $  996,200
    State ......................................................       175,800
                                                                    ----------
                                                                     1,172,000
                                                                    ----------
   Deferred:
    Federal ....................................................     3,073,600
    State ......................................................       542,400
                                                                    ----------
                                                                     3,616,000
                                                                    ----------
       Total income tax expense ................................    $4,788,000
                                                                    ==========

     Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to income before income taxes as a result of the following:

   Computed expected income tax ................................  $  8,159,657
   Income not subject to income tax ............................    (7,268,007)
   Conversion from S-Corporation to C-Corporation ..............     3,739,000
   State income taxes ..........................................       157,350
                                                                  ------------
      Total income tax expense .................................  $  4,788,000
                                                                  ============

     Due to the conversion from S-Corporation to C-Corporation, a $3,739,000 adjustment as of April 6, 2001 was made to tax expense to establish the deferred income tax assets and liabilities. The components of the Company's deferred income tax assets and liabilities as of June 30, 2001 are as follows:

Deferred tax assets:
 Accounts receivable, principally due to allowance for doubtful
   accounts ....................................................   $   200,000
 Inventory, principally due to additional costs capitalized for
   tax purposes and accrued reserves ...........................       848,400
 Other accrued liabilities .....................................        93,200
                                                                   -----------
    Total deferred tax assets ..................................     1,141,600
Deferred tax liabilities:
 Fixed assets, principally due to accelerated tax depreciation .    (4,757,600)
                                                                   -----------
    Total deferred tax liabilities .............................    (4,757,600)
                                                                   -----------
   Net deferred tax liabilities ................................   $(3,616,000)
                                                                   ===========


(9) EMPLOYEE BENEFIT PLANS

     Joan Fabrics Corporation sponsors defined contribution plans for eligible employees. Under the provisions of the plans, employees may contribute up to 10% of their annual compensation. All contributions made by an employee are fully vested and are not subject to forfeiture. Joan Fabrics Corporation contributes a percentage based on participant compensation and contributions. Joan Fabrics Corporation also makes a retirement contribution based on each participant's number of years of service and may also make an additional discretionary profit-sharing contribution. The expense for the Joan Fabrics Corporation defined contribution plans applicable to the automotive business included in the accompanying statements of income totaled $605,193, $712,328 and $677,414 in 2001, 2000 and 1999, respectively.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


(9) EMPLOYEE BENEFIT PLANS (CONTINUED)

     Tyng Textiles LLC sponsors a defined contribution plan for substantially all of its employees, including WAD. Under the provisions of the plan WAD matches certain employee contributions and may elect to make additional discretionary retirement and / or profit sharing contributions. The plan provides that the member companies contribute a specific percentage of each employee's compensation for a plan year, if sufficient current and accumulated earnings and profits are available. WAD's expense related to the defined contribution plan totaled $172,841, $199,075, and $204,648 in 2001, 2000 and
1999, respectively.


(10) COMMITMENTS AND CONTINGENCIES

     (a) LEASE COMMITMENTS

     Joan Fabrics Corporation leases certain manufacturing and warehouse facilities and equipment under noncancellable operating leases expiring at various times in 2002 through 2008. Certain of these leases are with related parties (note 4). Total rent expense included in the accompanying statements of income totaled approximately $2,479,595, $2,230,756, and $1,514,881 for fiscal 2001, 2000 and 1999, respectively.

     Future minimum lease payments under noncancellable operating leases being assumed by C&A in connection with their acquisition of the Company are as follows: 2002 -- $2,334,483; 2003 -- $2,309,179; 2004 -- $2,288,784; 2005 --
2,287,450; 2006 -- $1,601,813; and thereafter -- $821,739.

     (b) OTHER COMMITMENTS AND CONTINGENCIES

     The Company participates in a program sponsored by Joan Fabrics Corporation to partially self-insure employee medical benefits and workers compensation. The health benefits program insures individual claim limits up to $150,000. Individual claims in excess of this limit are covered by a stop-loss insurance policy. The workers compensation program insures claims up to $400,000 per occurrence with an aggregate limit of $5,000,000. Claims in excess of $5,000,000 are covered by a commercial policy. Total expenses related to health benefits and workers compensation in the accompanying statements of income totaled $1,772,759, $2,083,807, and $1,255,645 for fiscal 2001, 2000 and
1999, respectively.

     The Company is involved in several legal proceedings and claims which have arisen in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.


(11) BUSINESS AND CREDIT CONCENTRATIONS

     The Company's primary line of business, automotive fabrics, is impacted by the general economy. Automotive industry demand historically has been influenced by both cyclical factors and long-term growth trends in the driving age population and real per capita income. The Company principally competes on the basis of design, quality, and price. In addition, upholstery fabrics are in competition with other coverings such as leather goods. Changes in the marketplace of the automotive industry may affect management's estimates and the Company's performance. Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade receivables. Although the Company is directly affected by the well-being of this industry, management does not believe significant credit risk exists at June 30, 2001. The Company estimates an allowance for doubtful accounts based on credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could effect the Company's estimate of its bad debts.

     The Company's customer base includes automotive manufacturers and original equipment manufacturers in the United States. Direct and indirect sales to significant customers exceeding 10% of combined net sales are as follows:

                  JOAN AUTOMOTIVE GROUP COMPANIES (CONCLUDED)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  JUNE 30, 2001, JULY 1, 2000 AND JULY 3, 1999


(11) BUSINESS AND CREDIT CONCENTRATIONS (CONTINUED)

                                                2001     2000     1999
                                               ------   ------   -----
   Daimler Chrysler ..........................   21%      38%      37%
   General Motors ............................   17%      16%      16%
   Ford ......................................   26%      19%      17%
   Honda .....................................   10%      13%      15%
   Toyota ....................................   15%      10%      11%

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements have been derived from historical financial statements of Collins & Aikman Corporation ("C&A"), the Operating Businesses of the Becker Group, LLC ("Becker") and Joan Automotive Group Companies ("Joan") adjusted to give pro forma effect to the acquisitions of Becker and Joan by Collins & Aikman (the "Transactions"). C&A completed its acquisition of Becker on July 3, 2001 and has previously filed a Current Report on Form 8-K concerning such transaction on September 17, 2001.

     The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2000(1) and the six months ended June 30, 2001 give pro forma effect to the Transactions as if they had occurred on December 26, 1999. The unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the Transactions as if they had occurred on June 30, 2001.

     The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent what our results of operations or financial position would actually have been had the Transactions occurred at such time or to project our results of operations for any future period or date.

     The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. The acquisitions of Becker and Joan have been accounted for using the purchase method of accounting. Allocations of the purchase prices have been determined based upon information presently available and are subject to change. Appraisals are in progress for Becker, but have not yet been initiated for Joan. The final allocations of the purchase prices and the amounts included in these unaudited pro forma financial statements could differ significantly.


----------
(1) During 2000, Collins & Aikman changed its fiscal year reporting cycle from 52/53 week fiscal year to a calendar year-end. The 2000 fiscal year consisted of 53 weeks which ended on December 31, 2000.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                              FISCAL YEAR ENDED DECEMBER 31, 2000
                                           -----------------------------------------
                                                                                          PRO FORMA
                                                C&A           BECKER         JOAN        ADJUSTMENTS          PRO FORMA
                                           -------------   -----------   -----------   ---------------   -------------------
Net sales ..............................     $1,901.8        $217.7         $180.9         $   --              $2,300.4
Cost of goods sold .....................      1,635.2         181.7          142.0           (2.3)(1)           1,956.6
                                             --------        ------         ------         ------              --------
Gross profit ...........................        266.6          36.0           38.9            2.3                 343.8
Selling, general and administrative
 expenses ..............................        158.5          22.9            4.8           (1.0)(2)             185.2
Restructuring charges (credit) .........           --          (5.3)            --             --                  (5.3)
                                             --------        ------         ------         ------              --------
Operating income .......................        108.1          18.4           34.1            3.3                 163.9
Interest expense, net ..................         96.6           7.0            3.8           (1.1)(3)             106.3
Loss on sale of receivables ............          9.2            --             --             --                   9.2
Other (income) expense, net ............          1.5          (1.3)          (0.2)            --                    --
                                             --------        ------         ------         ------              --------
Income from continuing operations
 before income taxes ...................          0.8          12.7           30.5            4.4                  48.4
Income tax expense .....................          2.2           0.9             --           18.4 (4)              21.5
                                             --------        ------         ------         ------              --------
Income (loss) from continuing
 operations before extraordinary
 charge ................................     $   (1.4)       $ 11.8         $ 30.5         $(14.0)             $   26.9
                                             ========        ======         ======         ======              ========
Income (loss) from continuing
 operations per common share:
 Basic .................................     $  (0.03)                                                         $   0.29
 Diluted ...............................     $  (0.03)                                                         $   0.29
Average common shares outstanding:
 Basic .................................         61.9                                                              91.7 (5)
                                             ========                                                          ========
 Diluted ...............................         61.9                                                              92.1 (5)
                                             ========                                                          ========


            See notes to unaudited pro forma condensed consolidated
                            statements of operations

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE DATA)




                                                SIX MONTHS ENDED JUNE 30, 2001
                                            --------------------------------------
                                                                                        PRO FORMA
                                                C&A          BECKER        JOAN        ADJUSTMENTS          PRO FORMA
                                            -----------   -----------   ----------   ---------------   -------------------
Net sales ...............................     $910.7        $101.5        $65.4          $  --              $1,077.6
Cost of goods sold ......................      787.6          89.9         52.4           (0.8)(1)             929.1
                                              ------        ------        -----          -----              --------
Gross profit ............................      123.1          11.6         13.0            0.8                 148.5
Selling, general and administrative
 expenses ...............................       76.4          11.1          2.2           (0.3)(2)              89.4
Restructuring charges (credit) ..........        9.2           1.2           --             --                  10.4
                                              ------        ------        -----          -----              --------
Operating income (loss) .................       37.5          (0.7)        10.8            1.1                  48.7
Interest expense, net ...................       43.9           3.2          1.8           (0.1)(3)              48.8
Loss on sale of receivables .............        3.7            --           --             --                   3.7
Other (income) expense, net .............        5.8          (0.2)        (0.1)            --                   5.5
                                              ------        ------        -----          -----              --------
Income (loss) from continuing
 operations before income taxes .........      (15.9)         (3.7)         9.1            1.2                  (9.3)
Income tax expense (benefit) ............      (10.6)          0.5          4.8           (2.4)(4)              (7.7)
                                              ------        ------        -----          -----              --------
Income (loss) from continuing
 operations before extraordinary
 charge .................................     $ (5.3)       $ (4.2)       $ 4.3          $ 3.6              $   (1.6)
                                              ======        ======        =====          =====              ========
Income (loss) from continuing
 operations per common share:
 Basic and diluted ......................     $(0.07)                                                       $  (0.01)
Average common shares outstanding:
 Basic and diluted ......................       79.4                                                           109.3 (5)
                                              ======                                                        ========


            See notes to unaudited pro forma condensed consolidated
                            statements of operations

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)


The unaudited pro forma condensed consolidated statement of operations includes adjustments necessary to reflect the estimated effect of the Transactions as if they had occurred on December 26, 1999. Since Joan's fiscal year ends on June 30, unaudited interim historical data not included herein was used to derive Joan information included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 and the six months ended June 30, 2001. Also see notes to unaudited pro forma condensed consolidated balance sheet.


   1. Represents pro forma adjustments to cost of goods sold as follows:

                                                                          YEAR ENDED    SIX MONTHS ENDED
                                                                         DECEMBER 31,       JUNE 30,
                                                                             2000             2001
                                                                         ------------   ----------------
      Becker decrease in depreciation expense (a)                            $(0.4)           $(0.2)
                                                                             -----            -----
      Purchase savings (b)                                                    (1.5)            (0.4)
      Cost of leases not assumed (c)                                          (0.4)            (0.2)
                                                                             -----            -----
      Total decrease in Joan cost of goods sold                               (1.9)            (0.6)
                                                                             -----            -----
      Total decrease in cost of goods sold                                   $(2.3)           $(0.8)
                                                                             -----            -----

      a. Represents decreased depreciation expense, primarily resulting from a reduction in value of leasehold improvements for leases on facilities to be closed in connection with the acquisition of Becker. Useful lives of these leaseholds improvements were 10 years.


      b. In connection with the Joan acquisition, Collins & Aikman entered into a contract with a company owned by the selling shareholder to purchase flat woven goods. The adjustment reflects the difference between historical and contractually agreed prices applied to actual purchases made from a related party supplier during the periods indicated.


      c. Adjustment reflects costs associated with leases not assumed on Joan facilities contractually excluded from the Joan acquisition. All other costs associated with the retained business continue to be reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations. This adjustment excludes costs to relocate machinery and equipment from Joan facilities to existing Collins & Aikman facilities estimated to total $6.5 million.


   2. Represents pro forma adjustments to selling, general and administrative expense as follows:

                                                                          YEAR ENDED    SIX MONTHS ENDED
                                                                         DECEMBER 31,       JUNE 30,
                                                                             2000             2001
                                                                         ------------   ----------------
      Elimination of parent company and related party
       management fees and other (a) ................................       $(3.2)            $(1.5)
      Elimination of certain management positions (b) ...............        (0.9)             (0.4)
      Amortization (c) ..............................................         3.6               1.8
                                                                            -----             -----
      Net decrease to selling, general and administrative expenses
       resulting from Becker acquisition ............................        (0.5)             (0.1)
                                                                            -----             -----
      Net decrease to selling, general and administrative expenses resulting from the elimination of certain Joan management
       positions (b) ................................................        (0.5)             (0.2)
                                                                            -----             -----
      Total decrease in selling, general and administrative .........       $(1.0)            $(0.3)
                                                                            -----             -----

      a. Represents adjustment to eliminate related party management fees and other fees historically paid by Becker to its parent and related parties. The management and oversight function will be replaced by support provided by existing Collins & Aikman management.

      b. Reflects the elimination of compensation and benefits costs of certain executive management positions that are redundant with existing positions. The individuals have ceased employment in connection with the Transactions. The Company anticipates incurring $0.2 million in severance costs relating to the former Becker executives; such costs are not reflected in the unaudited pro forma condensed consolidated financial statements. Severance costs for the Joan executives, if any, will be paid by the sellers.

      c. The unaudited pro forma condensed consolidated financial statements reflect amortization of historical intangible assets as applicable ($1.5 million and $0.7 million for Becker for the year ended December 31, 2000 and six months ended June 30, 2001, respectively; no amortization for Joan). Elimination of the historical amortization has not been reflected, as the allocation of the purchase prices for Becker and Joan are incomplete, pending the completion of the appraisal process. The estimated increase in Goodwill resulting from the transactions is not amortized.

         The pro forma adjustment reflected herein represents amortization of the estimated fair value adjustment to establish the Becker non-compete agreement arising from the acquisition, which is amortized on a straight-line basis over the five-year term of the agreement.

   3. Represents the net increase (decrease) in interest expense to reflect the impact of (i) the elimination of interest expense reflected in the historical Becker and Joan financial statements, net of (ii) interest expense resulting from additional borrowing from the Revolving Credit Facility in connection with the Transactions. A summary follows:


                                                                            YEAR ENDED      SIX MONTHS ENDED
                                                                           DECEMBER 31,         JUNE 30,
                                                                               2000               2001
                                                                           ------------     ----------------
      Interest on additional borrrowings from Revolving Credit
       Facility for Becker acquisition ................................       $ 1.9              $ 1.0
      Less: Becker historical interest expense ........................        (7.0)              (3.2)
                                                                              -----              -----
      Net decrease in interest expense for Becker acquisition .........        (5.1)              (2.2)
                                                                              -----              -----
      Interest on additional borrowings from Revolving Credit
       Facility for Joan acquisition ..................................         7.8                3.9
      Less: Joan historical interest expense ..........................        (3.8)              (1.8)
                                                                              -----              -----
      Net increase in interest expense for Joan acquisition ...........         4.0                2.1
                                                                              -----              -----
      Net decrease in interest expense ................................       $(1.1)             $(0.1)
                                                                              -----              -----


      Interest expense on the Revolving Credit Facility was calculated at the weighted average rate of 7.65% at June 30, 2001.

   4. Represents the estimated tax effect of the foregoing adjustments at Collins & Aikman marginal tax rates. In addition, the adjustment reflects the net additional tax for Becker and Joan as if they were taxed as C corporations at Collins & Aikman tax rates. The allocation of the net adjustment to income tax expense (benefit) is as follows:


                                                                            YEAR ENDED      SIX MONTHS ENDED
                                                                           DECEMBER 31,         JUNE 30,
                                                                               2000               2001
                                                                           ------------     ----------------
      Becker ..........................................................        $ 6.7              $(0.8)
      Joan ............................................................         11.7               (1.6)
                                                                               -----              -----
      Net increase to income tax expense (benefit) ....................        $18.4              $(2.4)
                                                                               =====              =====


   5. The pro forma basic and diluted shares outstanding were calculated as if the shares and warrants issued in connection with the Transactions were issued on December 26, 1999. See NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET

                                 JUNE 30, 2001
                                 (IN MILLIONS)


                                                                                              PRO FORMA
                                                    C&A           BECKER        JOAN         ADJUSTMENTS        PRO FORMA
                                               -------------   -----------   ---------   ------------------   ------------
Current Assets: ............................
 Cash and cash equivalents .................      $   57.3        $   --       $  --          $(35.7)(1)        $   21.6
 Accounts and other receivables, net of
   allowances ..............................         158.9          41.5        23.0              --               223.4
 Inventories ...............................         106.3           2.8        20.8             0.7 (4)           130.6

 Other .....................................          53.4           9.7         1.7             2.0 (4)            66.8
                                                  --------        ------       -----          ------            --------
    Total current assets ...................         375.9          54.0        45.5           (33.0)              442.4
Property, plant and equipment, net .........         402.9          20.0        29.4            (3.9)(4)           446.4
                                                                                                (2.0)(4)
Deferred tax assets ........................          99.9            --          --             1.6 (4)           101.5
Goodwill, net and other assets .............         319.8          60.8          --           204.2 (4)           602.8
                                                                                                18.0 (4)
                                                  --------        ------       -----          ------            --------
    TOTAL ASSETS ...........................      $1,198.5        $134.8       $74.9          $184.9            $1,593.1
                                                  ========        ======       =====          ======            ========
Current Liabilities:
 Current maturities of long-term debt
   and short-term borrowings ...............      $   35.1        $   --       $  --          $   --            $   35.1
 Accounts payable ..........................         175.0          46.0        11.2              --               232.2
 Accrued expenses ..........................         127.7          10.2         1.4             5.3 (4)           144.6
                                                  --------        ------       -----         -------            --------
    Total current liabilities ..............         337.8          56.2        12.6             5.3               411.9
Long-term debt .............................         683.8          48.8          --           127.3 (1)           811.1
                                                                                               (48.8)(4)
Other, including post-retirement benefit
 obligation ................................         231.7           0.3         4.9            18.0 (4)           254.9
STOCKHOLDERS' EQUITY (DEFICIT) .............         (54.8)         29.5        57.4           (86.9)(4)           115.2
                                                                                                79.8 (2)
                                                                                                90.2 (3)
                                                  --------        ------       -----          ------            --------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIT) .....................      $1,198.5        $134.8       $74.9          $184.9            $1,593.1
                                                  ========        ======       =====          ======            ========

     See notes to unaudited pro forma condensed consolidated balance sheet

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                        (IN MILLIONS, EXCEPT PER SHARE)

The Unaudited Pro Forma Condensed Consolidated Balance Sheet includes adjustments necessary to reflect the estimated effect of the Transactions and the related financing as if they had occurred on June 30, 2001.

   1. The unaudited pro forma condensed consolidated financial statements assume the following:

      a. $61 million cash consideration paid for Becker ($60 million cash plus $1 million fees) was settled with $35.7 million of available cash on hand, and a draw on the Revolving Credit Facility of $25.3 million.

      b. $102 million cash consideration paid for Joan ($100 million cash plus $2 million fees) was settled with a draw on the Revolving Credit Facility.

   2. The consideration paid for Becker also included the issuance of Collins & Aikman common stock and warrants totalling $79.8 million summarized as follows:

     a. 17.0 million shares of C&A Common Stock valued at $79.1 million, $4.65 per share; and

     b. 500 thousand warrants for the purchase of C&A Common Stock at $5.00 per share (fair valued at $0.7 million).

   3. The consideration paid for Joan included the issuance of 12.76 million shares of Collins & Aikman common stock valued at $90.2 million, $7.07 per share.

   4. The acquisition will be accounted for by the purchase method of accounting, pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with their estimated fair values on the date of acquisition. The purchase price and estimated preliminary adjustments to historical book value as a result of the acquisition are as follows:


                                                                             BECKER           JOAN
                                                                          ACQUISITION     ACQUISITION       TOTAL
                                                                         -------------   -------------   -----------
     Cash consideration (a) ..........................................      $ 60.0           $100.0         $160.0
     Non-compete agreement ...........................................        18.0               --           18.0
     Fair value of common shares issued ..............................        79.1             90.2          169.3
     Fair value of warrants issued ...................................         0.7               --            0.7
     Transaction advisory fees .......................................         1.0              2.0            3.0
                                                                            ------           ------         ------
     Total purchase price ............................................       158.8            192.2          351.0
     Net assets of acquired companies ................................       (29.5)           (57.4)         (86.9)
     Historical assets not acquired (b) ..............................          --              2.0            2.0
     Historical debt not assumed .....................................       (48.8)              --          (48.8)
                                                                            ------           ------         ------
     Excess of purchase price over book value of acquired
       companies .....................................................        80.5            136.8          217.3
     Allocated as follows (c):
       Adjustment of inventory to estimated fair value ...............         0.3              0.4            0.7
        Net decrease in property, plant and equipment to
        estimated fair value .........................................        (3.9)              --           (3.9)
       Establish intangible asset for non-compete agreement ..........        18.0               --           18.0
       Estimated increase in accrued liabilities .....................        (5.3)              --           (5.3)
       Increase in estimated deferred taxes resulting from
        preceeding purchase price allocation adjustments (d) .........         3.6               --            3.6
       Estimated increase in goodwill ................................        67.8            136.4          204.2
                                                                            ------           ------         ------
                                                                            $ 80.5           $136.8         $217.3
                                                                            ======           ======         ======


     a. Cash consideration included both cash paid to sellers and payment of existing indebtedness simultaneous with the closing of the Transactions.


     b. As of June 30, 2001, the historical financial statements of Joan reflect certain land and buildings of $2.0 million, which were not acquired.


     c. Valuations of various tangible and intangible assets are not yet complete, except for certain leasehold improvements relating to Becker.


     d. The deferred tax effect resulting from the preceding preliminary purchase price allocations adjustments is reflected in the pro forma condensed consolidated balance sheet as $2.0 of current deferred tax asset, and $1.6 of net non-current deferred tax asset.

                                 EXHIBIT INDEX


 EXHIBIT NO.    DESCRIPTION
-------------   ------------------------------------------------------

    2.1*        Agreement and Plan of Merger

    2.2*        First Amendment to Agreement and Plan of Merger

    2.3*        Asset Purchase Agreement

    2.4*        First Amendment to Asset Purchase Agreement

   23.1         Consent of KPMG LLP

   99.1*        Press Release of Collins & Aikman Corporation dated
                September 24, 2001

* Previously filed.